===============================================================================
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                                  (Rule 13d-102)
                                 AMENDMENT NO. 1

                        INFORMATION STATEMENT PURSUANT TO
                             RULES 13d-1 (b) AND (c)
                      AND AMENDMENTS THERETO FILED PURSUANT
                                TO RULE 13d-2(b)*


                             PAGEMART WIRELESS, INC.
                             -----------------------
                                (Name of Issuer)


                        CLASS A CONVERTIBLE COMMON STOCK
                                $.0001 PAR VALUE
                        --------------------------------
                         (Title of Class of Securities)


                                    69553J104
                                 --------------
                                 (CUSIP Number)

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


------------------------------
     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

CUSIP No.69553J104                      13G                 Page 2 of 90 Pages




     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Morgan Stanley, Dean Witter, Discover & Co.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                     (b) |_|

     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   16,991,140 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   16,991,140 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             16,991,140 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             49.8%

    12       TYPE OF REPORTING PERSON*

             HC

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                   Page 3 of 90 Pages



     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             The Morgan Stanley Leveraged Equity Fund II, L.P.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                     (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   8,476,518 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   8,476,518 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             8,476,518 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|


    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             24.8%

    12       TYPE OF REPORTING PERSON*

             PN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                 Page 4 of 90 Pages



     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             The Morgan Stanley Leveraged Equity Fund II, Inc.



     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) |_|
                                                                      (b) |_|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   8,476,518 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   8,476,518 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             8,476,518 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             24.8%

    12       TYPE OF REPORTING PERSON*

             CO

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                   Page 5 of 90 Pages



     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Morgan Stanley Capital Partners III, L.P.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                     (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   5,072,672 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   5,072,672 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             5,072,672 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             14.9%

    12       TYPE OF REPORTING PERSON*

             PN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 6 of 90 Pages



     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             MSCP III, L.P.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                         (b) |_|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   5,334,780 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   5,334,780 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             5,334,780 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             15.6%

    12       TYPE OF REPORTING PERSON*

             PN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                   Page 7 of 90 Pages



     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Morgan Stanley Capital Investors, L.P.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) |_|
                                                                      (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   172,569 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   172,569 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             172,569 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.5%

    12       TYPE OF REPORTING PERSON*

             PN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                Page 8 of 90 Pages



     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Morgan Stanley Capital Partners III, Inc.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) |_|
                                                                    (b) |_|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   5,334,780 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   5,334,780 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             5,334,780 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             15.6%

    12       TYPE OF REPORTING PERSON*

             CO

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G               Page 9 of 90 Pages



     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             MSCP III 892 Investors, L.P.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) |_|
                                                                  (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   89,539 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   89,539 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             89,539 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.3%

    12       TYPE OF REPORTING PERSON*

             PN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 10 of 90 Pages



     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Morgan Stanley Venture Capital Fund II, L.P.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) |_|
                                                                (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   372,662 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   372,662 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             372,662 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             1.1%

    12       TYPE OF REPORTING PERSON*

             PN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 11 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Morgan Stanley Venture Partners II, L.P.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                     (b) |_|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   580,611 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   580,611 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             580,611 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             1.7%

    12       TYPE OF REPORTING PERSON*

             PN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 12 of 90 Pages



     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Morgan Stanley Venture Capital II, Inc.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |_|
                                                                        (b) |_|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   580,611 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   580,611 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             580,611 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             1.7%

    12       TYPE OF REPORTING PERSON*

             CO

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 13 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Morgan Stanley Venture Capital Fund, L.P.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                       (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   2,154,071 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   2,154,071 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,154,071 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             6.3%

    12       TYPE OF REPORTING PERSON*

             PN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 14 of 90 Pages



     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Morgan Stanley Venture Capital Fund II, C.V.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |_|
                                                                   (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Netherlands Antilles

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   100,826 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   100,826 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             100,826 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.3%

    12       TYPE OF REPORTING PERSON*

             PN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 15 of 90 Pages



     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Morgan Stanley Venture Partners L.P.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) |_|
                                                                  (b) |_|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   2,154,071 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   2,154,071 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,154,071 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             6.3%

    12       TYPE OF REPORTING PERSON*

             PN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 16 of 90 Pages



     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Morgan Stanley Venture Investors, L.P.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                     (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   107,123 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   107,123 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             107,123 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.3%

    12       TYPE OF REPORTING PERSON*

             PN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 17 of 90 Pages



     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Morgan Stanley Venture Capital Inc.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                     (b) |_|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   2,154,071 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   2,154,071 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,154,071 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             6.3%

    12       TYPE OF REPORTING PERSON*

             CO

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 18 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             First Plaza Group Trust

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                     (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             New York

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   3,214,286 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   3,214,286 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,214,286 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             9.4%

    12       TYPE OF REPORTING PERSON*

             OO

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 19 of 90 Pages



     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             General Motors Investment Management Corporation

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) |_|
                                                                 (b) |_|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   3,214,286 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   3,214,286 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,214,286 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             9.4%

    12       TYPE OF REPORTING PERSON*

             CO

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 20 of 90 Pages



     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Accel Telecom L.P.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) |_|
                                                                    (b) |X|


     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   1,542,300 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   1,542,300 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,542,300 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             4.5%

    12       TYPE OF REPORTING PERSON*

             PN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 21 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Accel Investors '89 L.P.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |_|
                                                                   (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   91,500 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   91,500 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             91,500 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.3%

    12       TYPE OF REPORTING PERSON*

             PN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                 Page 22 of 90 Pages



     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Accel III L.P.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                     (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   1,416,200 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   1,416,200 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,416,200 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             4.2%

    12       TYPE OF REPORTING PERSON*

             PN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 23 of 90 Pages



     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Accel III Associates L.P.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |_|
                                                                   (b) |_|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   1,416,200 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   1,416,200 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,416,200 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             4.2%

    12       TYPE OF REPORTING PERSON*

             PN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 24 of 90 Pages



     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Accel Telecom Associates L.P.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) |_|
                                                                  (b) |_|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   1,542,300 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   1,542,300 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,542,300 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             4.5%

    12       TYPE OF REPORTING PERSON*

             PN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 25 of 90 Pages



     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Arthur C. Patterson

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) |_|
                                                                  (b) |_|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   3,050,000 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   3,050,000 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,050,000 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             8.9%

    12       TYPE OF REPORTING PERSON*

             IN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 26 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             James R. Swartz

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                       (b) |_|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   3,050,000 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   3,050,000 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,050,000 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             8.9%

    12       TYPE OF REPORTING PERSON*

             IN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 27 of 90 Pages



     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Swartz Family Partnership

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) |_|
                                                                    (b) |_|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   2,958,000 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   2,958,500 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,958,500 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             8.7%

    12       TYPE OF REPORTING PERSON*

             PN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 28 of 90 Pages



     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Paul H. Klingenstein

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |_|
                                                                   (b) |_|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   1,507,700 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   1,507,700 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,507,700 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             4.4%

    12       TYPE OF REPORTING PERSON*

             IN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 29 of 90 Pages



     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             James W. Breyer

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                         (b) |_|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   2,958,500 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   2,958,500 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,958,500 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             8.7%

    12       TYPE OF REPORTING PERSON*

             IN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                 Page 30 of 90 Pages



     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Donald A. Gooding

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |_|
                                                                        (b) |_|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   1,416,200 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   1,416,200 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,416,200 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             4.2%

    12       TYPE OF REPORTING PERSON*

             IN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 31 of 90 Pages



     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               G. Carter Sednaoui

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) |_|
                                                                    (b) |_|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   1,416,200 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   1,416,200 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,416,200 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             4.2%

    12       TYPE OF REPORTING PERSON*

             IN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 32 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Leadership Investments Ltd.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) |_|
                                                                  (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             British Virgin Islands

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   0 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   0 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0%

    12       TYPE OF REPORTING PERSON*

             CO

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 33 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Conjunto Administrativo Integral, S.A. de C.V.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) |_|
                                                                  (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United Mexican States

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   1,285,715 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   1,285,715 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,285,715 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             3.8%

    12       TYPE OF REPORTING PERSON*

             CO

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 34 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Empresas La Moderna, S.A. DE C.V.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                       (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United Mexican States

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   857,142 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   857,142 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             857,142 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             2.5%

    12       TYPE OF REPORTING PERSON*

             CO

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                Page 35  of 90 Pages



     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Seguros Comercial America, S.A. DE C.V.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                         (b) |X|




     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United Mexican States

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   0

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   0

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0 Shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0%

    12       TYPE OF REPORTING PERSON*

             CO

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 36 of 90 Pages



     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Alfonso Romo Garza

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                         (b) |_|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United Mexican States

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   2,142,857 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   2,142,857 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,142,857 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             6.3%

    12       TYPE OF REPORTING PERSON*

             IN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 37 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             TD Capital Group Ltd.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                         (b) |_|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Canada

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   142,857 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   142,857 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             142,857 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.4%

    12       TYPE OF REPORTING PERSON*

             CO

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 38 of 90 Pages



     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             The Toronto-Dominion Bank

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                     (b) |_|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Canada

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   142,857 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   142,857 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             142,857 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.4%

    12       TYPE OF REPORTING PERSON*

             CO

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 39 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Ellmore C. Patterson

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) |_|
                                                                      (b) |X|




     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   7,142 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   7,142 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             7,142 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.02%

    12       TYPE OF REPORTING PERSON*

             IN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 40 of 90 Pages



     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Anne H. Patterson

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                       (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   5,714 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   5,714 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             5,714 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.02%

    12       TYPE OF REPORTING PERSON*

             IN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 41 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Brandywine Trust Company, et al., Trustees U/A 5/4/56 FBO
               Jane C. Beck

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                         (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   4,714 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   4,714 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,714 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.01%

    12       TYPE OF REPORTING PERSON*

             OO

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 42 of 90 Pages



     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Brandywine Trust Company, Trustee U/A 2/10/56 FBO Michael
               E. Patterson

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                     (b) |X|




     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   1,428 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   1,428 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,428 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.004%

    12       TYPE OF REPORTING PERSON*

             OO

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 43 of 90 Pages



     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Brandywine Trust Company, Trustee U/A 2/10/56 FBO Robert
               E. Patterson

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |_|
                                                                   (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   2,715 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   2,715 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,715 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.008%

    12       TYPE OF REPORTING PERSON*

             OO

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 44 of 90 Pages



     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Brandywine Trust Company, Trustee U/A 2/10/56 FBO
               David C. Patterson

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) |_|
                                                                    (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   1,428 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   1,428 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,428 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.004%

    12       TYPE OF REPORTING PERSON*

             OO

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 45 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Brandywine Trust Company, Trustee U/A 2/10/56 FBO Thomas
                H.C. Patterson

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                         (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   1,428 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   1,428 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,428 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.004%

    12       TYPE OF REPORTING PERSON*

             OO

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                 Page 46  of 90 Pages



     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Brandywine Trust Company, Trustee U/A 12/15/95 FBO Eloise C.
               Patterson

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                       (b) |X|

     3       SEC USE ONLY

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   429 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   429 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             429 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.001%

    12       TYPE OF REPORTING PERSON*

             OO

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 47 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Brandywine Trust Company, Trustee U/A 12/15/95 FBO David G.
               Patterson

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) |_|
                                                                (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   429 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   429 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             429 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.001%

    12       TYPE OF REPORTING PERSON*

             OO

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 48 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Brandywine Trust Company, Trustee U/A 12/15/95 FBO
                Daphne D. Patterson

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) |_|
                                                                      (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   429 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   429 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             429 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.001%

    12       TYPE OF REPORTING PERSON*

             OO

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 49 of 90 Pages



     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

             Michael E. Patterson & Elena C. Patterson, Trustees U/A 9/6/90
               FBO Anne H. Patterson

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                     (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   429 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   429 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             429 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.001%

    12       TYPE OF REPORTING PERSON*

             OO

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 50 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Michael E. Patterson & Elena C. Patterson, Trustees U/A 9/6/90
               FBO Elena A. Patterson

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                       (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   429 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   429 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             429 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.001%

    12       TYPE OF REPORTING PERSON*

             OO

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                13G                     Page 51 of 90 Pages


   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Michael E. Patterson & Elena C. Patterson,
           Trustees U/A 3/12/92 FBO Michael E. Patterson, Jr.

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                       (b) |X|



   3     SEC USE ONLY



   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED BY    5   SOLE VOTING POWER
       EACH REPORTING PERSON WITH

                                               0

                                           6   SHARED VOTING POWER

                                               429 shares

                                           7   SOLE DISPOSITIVE POWER

                                               0

                                           8   SHARED DISPOSITIVE POWER

                                               429 shares

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         429 shares

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                          |_|



  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.001%

  12     TYPE OF REPORTING PERSON*

         OO

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 52 of 90 Pages



     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Kaplan, Choate Management Inc.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |_|
                                                                        (b) |_|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   27,143 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   27,143 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             27,143 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                    SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.08%

    12       TYPE OF REPORTING PERSON*

             CO

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 53 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             UMB Bank, Trustee of the Brobeck, Phleger & Harrison Retirement Savings Plan for the benefit of Gari L. Cheever

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                       (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION



 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   3,068 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   3,068 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,068 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.009%

    12       TYPE OF REPORTING PERSON*

             OO

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 54 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             John A. Beletic

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                       (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   7,669 shares

                                            6      SHARED VOTING POWER

                                                   0

                                            7      SOLE DISPOSITIVE POWER

                                                   7,669 shares

                                            8      SHARED DISPOSITIVE POWER

                                                   0

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             7,669 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.02%

    12       TYPE OF REPORTING PERSON*

             IN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 55 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             John D. Beletic

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) |_|
                                                                (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   531,871 shares

                                            6      SHARED VOTING POWER

                                                   3,534 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   531,871 shares

                                            8      SHARED DISPOSITIVE POWER

                                                   3,534 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             535,405 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                    SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             1.6%

    12       TYPE OF REPORTING PERSON*

             IN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 56 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Roger Linquist

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) |_|
                                                                  (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   1,525,000 shares

                                            6      SHARED VOTING POWER

                                                   0

                                            7      SOLE DISPOSITIVE POWER

                                                   1,525,000 shares

                                            8      SHARED DISPOSITIVE POWER

                                                   0

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,525,000 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             4.5%

    12       TYPE OF REPORTING PERSON*

             IN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 57 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             John D. Beletic as Custodian for Allison C. Beletic

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                       (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   3,534 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   3,534 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,534 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.01%

    12       TYPE OF REPORTING PERSON*

             IN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 58 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Walter F. Loeb

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                       (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   6,135 shares

                                            6      SHARED VOTING POWER

                                                   0

                                            7      SOLE DISPOSITIVE POWER

                                                   6,135 shares

                                            8      SHARED DISPOSITIVE POWER

                                                   0

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             6,135 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.02%

    12       TYPE OF REPORTING PERSON*

             IN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 59 of 90 Pages



     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Vick T. Cox

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  |_|
                                                                      (b)  |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   42,901 shares

                                            6      SHARED VOTING POWER

                                                   0

                                            7      SOLE DISPOSITIVE POWER

                                                   42,901 shares

                                            8      SHARED DISPOSITIVE POWER

                                                   0

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             42,901 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.1%

    12       TYPE OF REPORTING PERSON*

             IN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 60 of 90 Pages



     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Frances W. Hopkins

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  |_|
                                                                  (b)  |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   75,817 shares

                                            6      SHARED VOTING POWER

                                                   0

                                            7      SOLE DISPOSITIVE POWER

                                                   75,817 shares

                                            8      SHARED DISPOSITIVE POWER

                                                   0

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             75,817 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.2%

    12       TYPE OF REPORTING PERSON*

             IN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                  Page 61 of 90 Pages



     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Sandra D. Neal

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                       (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   90,567 shares

                                            6      SHARED VOTING POWER

                                                   0

                                            7      SOLE DISPOSITIVE POWER

                                                   90,567 shares

                                            8      SHARED DISPOSITIVE POWER

                                                   0

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             90,567 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.3%

    12       TYPE OF REPORTING PERSON*

             IN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104             13G              Page 62  of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Richard S. Nelson

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                     (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   70,901 shares

                                            6      SHARED VOTING POWER

                                                   0

                                            7      SOLE DISPOSITIVE POWER

                                                   70,901 shares

                                            8      SHARED DISPOSITIVE POWER

                                                   0

  9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    70,901 shares

 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|



 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.2%

 12 TYPE OF REPORTING PERSON*

    IN

                                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104              13G                  Page 63 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Mary Jo Hernandez Sabeti

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |_|
                                                                        (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   35,318 shares

                                            6      SHARED VOTING POWER

                                                   0

                                            7      SOLE DISPOSITIVE POWER

                                                   35,318 shares

                                            8      SHARED DISPOSITIVE POWER

                                                   0

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     35,318 shares

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.1%

12   TYPE OF REPORTING PERSON*

     IN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104              13G                  Page  64 of 90 Pages



     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                Gari L. Cheever

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                     (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   1,534 shares

                                            6      SHARED VOTING POWER

                                                   3,068 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   1,534 shares

                                            8      SHARED DISPOSITIVE POWER

                                                   3,068 shares

 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    4,602 shares

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   |_|



11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.01%

12  TYPE OF REPORTING PERSON*

    IN

                                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104             13G                  Page 65 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             G. Clay Myers

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) |_|
                                                                    (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   73,986 shares

                                            6      SHARED VOTING POWER

                                                   0

                                            7      SOLE DISPOSITIVE POWER

                                                   73,986 shares

                                            8      SHARED DISPOSITIVE POWER

                                                   0

    9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       73,986 shares

   10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


   11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.2%

   12  TYPE OF REPORTING PERSON*

       IN

                                 *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104             13G                  Page   66 of 90 Pages



     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Kenneth L. Hilton

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |_|
                                                                   (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   83,583 shares

                                            6      SHARED VOTING POWER

                                                   0

                                            7      SOLE DISPOSITIVE POWER

                                                   83,583 shares

                                            8      SHARED DISPOSITIVE POWER

                                                   0

  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     83,583 shares

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|



 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.2%

 12  TYPE OF REPORTING PERSON*

     IN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104             13G                  Page  67 of 90 Pages



     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Douglas S. Glen

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |_|
                                                                   (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   89,749 shares

                                            6      SHARED VOTING POWER

                                                   0

                                            7      SOLE DISPOSITIVE POWER

                                                   89,749 shares

                                            8      SHARED DISPOSITIVE POWER

                                                   0

  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     89,749 shares

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   |_|



 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.3%

 12  TYPE OF REPORTING PERSON*

     IN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104             13G                  Page   68 of 90 Pages



     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Carol W. Dickson

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                       (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   5,000 shares

                                            6      SHARED VOTING POWER

                                                   0

                                            7      SOLE DISPOSITIVE POWER

                                                   5,000 shares

                                            8      SHARED DISPOSITIVE POWER

                                                   0

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,000 shares

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.02%

12   TYPE OF REPORTING PERSON*

     IN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104            13G                  Page 69 of 90 Pages



     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Lawrence H. Wecsler

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) |_|
                                                                      (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   61,166 shares

                                            6      SHARED VOTING POWER

                                                   0

                                            7      SOLE DISPOSITIVE POWER

                                                   61,166 shares

                                            8      SHARED DISPOSITIVE POWER

                                                   0

  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     61,166 shares

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|



 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.2%

 12  TYPE OF REPORTING PERSON*

     IN

                               *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104              13G                  Page  70  of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Douglas H. Kramp

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) |_|
                                                                  (b) |X|

     3       SEC USE ONLY

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   74,082 shares

                                            6      SHARED VOTING POWER

                                                   0

                                            7      SOLE DISPOSITIVE POWER

                                                   74,082 shares

                                            8      SHARED DISPOSITIVE POWER

                                                   0

   9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      74,082 shares

  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|



  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.2%

  12  TYPE OF REPORTING PERSON*

      IN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104            13G                  Page   71 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Paul L. Turner

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) |_|
                                                                      (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   38,832 shares

                                            6      SHARED VOTING POWER

                                                   0

                                            7      SOLE DISPOSITIVE POWER

                                                   38,832 shares

                                            8      SHARED DISPOSITIVE POWER

                                                   0

  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     38,832 shares

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   |_|

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.1%

 12  TYPE OF REPORTING PERSON*

     IN

                                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104          13G                  Page 72 of 90 Pages



     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Jack D. Hanson

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |_|
                                                                        (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   31,331 shares

                                            6      SHARED VOTING POWER

                                                   0

                                            7      SOLE DISPOSITIVE POWER

                                                   31,331 shares

                                            8      SHARED DISPOSITIVE POWER

                                                   0

  9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    31,331 shares

 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   |_|



 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.1%

 12 TYPE OF REPORTING PERSON*

    IN

                              *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104             13G            Page  73 of 90 Pages



     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Thomas C. Keys

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) |_|
                                                                      (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   21,016 shares

                                            6      SHARED VOTING POWER

                                                   0

                                            7      SOLE DISPOSITIVE POWER

                                                   21,016 shares

                                            8      SHARED DISPOSITIVE POWER

                                                   0

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     21,016 shares

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.1%

12   TYPE OF REPORTING PERSON*

     IN

                               *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104             13G         Page  74 of 90 Pages




     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Todd A. Bergwall

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) |_|
                                                                      (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   14,999 shares

                                            6      SHARED VOTING POWER

                                                   0

                                            7      SOLE DISPOSITIVE POWER

                                                   14,999 shares

                                            8      SHARED DISPOSITIVE POWER

                                                   0

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      14,999 shares

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.04%

12    TYPE OF REPORTING PERSON*

      IN

                                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G           Page 75 of 90 Pages




     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Cezary Pasiuk

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) |_|
                                                                      (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   1,428 shares

                                            6      SHARED VOTING POWER

                                                   0

                                            7      SOLE DISPOSITIVE POWER

                                                   1,428 shares

                                            8      SHARED DISPOSITIVE POWER

                                                   0

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,428 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.004%

    12       TYPE OF REPORTING PERSON*

             IN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).  Name of Issuer.

     PageMart Wireless, Inc. (the "Company")

Item 1(b).  Address of Issuer's Principal Executive Offices.

     3333 Lee Parkway
     Suite 100
     Dallas TX 75219


Item 2(a).  Name of Person Filing.

     This statement is filed on behalf of the persons identified in Item 4 and
Item 5 below. In accordance with Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information concerning that person but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Item 2(b).  Address of Principal Business Office or, if None, Residence.

     The business address for Morgan Stanley, Dean Witter, Discover & Co. is 1585 Broadway, New York, NY 10036. The business address of each of The Morgan Stanley Leveraged Equity Fund II, L.P. ("MSLEF II"), Morgan Stanley Leveraged Equity Fund II, Inc., Morgan Stanley Capital Partners III, L.P., MSCP III, L.P., Morgan Stanley Capital Partners III, Inc., Morgan Stanley Capital Investors, L.P., MSCP III 892 Investors, L.P., Morgan Stanley Venture Capital Fund II, L.P., Morgan Stanley Venture Partners II, L.P., Morgan Stanley Venture Capital II, Inc., Morgan Stanley Venture Capital Fund, L.P., Morgan Stanley Venture Partners L.P., Morgan Stanley Venture Capital Inc., Morgan Stanley Venture Capital Fund II, C.V. and Morgan Stanley Venture Investors L.P. is 1221 Avenue of the Americas, New York, New York 10020-001.

     The business address of First Plaza Group Trust is c/o Mellon Bank, N.A., One Mellon Bank Center, Pittsburgh, PA 15258-0001. The business address of General Motors Investment Management Corporation is 767 Fifth Avenue, New York, NY 10153.

     The business address of each of Accel Telecom L.P., Accel Investors '89 L.P., Accel III L.P., Accel III Associates L.P., Accel Telecom Associates L.P., Swartz Family Partnership, L.P., Messrs. Arthur C. Patterson, James R. Swartz, Paul H. Klingenstein, James W. Breyer, Donald A. Gooding and G. Carter Sednaoui is One Palmer Square, Princeton, NJ 08542.

     The business address for Leadership Investments Ltd. is CITCO Building, Wickhams Cay, P.O. Box 662, Road Town, Tortola, British Virgin Islands.

     The business address for Empresas la Moderna, S.A. de C.V. is Ave. Francisco I. Madero, No. 2750 Poniente, Monterrey, N.L. 64000 Mexico.

     The business address for Seguros Comercial America, S.A. de C.V. is Batallon de San Patricio No. 111, Torre Comercial America Col Valle Oriente, San Pedro Garza Garcia, Nuevo Leon, 66269 Mexico.

     The business address for each of Conjunto Administrativo Integral, S.A. de C.V. and Alfonso Romo Garzo is Venceia 835-5, Col. Mitras Sun., Monterrey, N.L. 64090 Mexico.

     The business address for each of The Toronto-Dominion Bank and TD Capital Group Ltd. is Ernst & Young Tower, P.O. Box 1, Toronto Dominion Centre, Toronto, Ontario, M5K 1A2, Canada.

     The business address of each of Ellmore C. Patterson, Anne H. Patterson, Brandywine Trust Company, et. al, Trustees U/A 5/4/56 FBO Jane C. Beck, Brandywine Trust Company, Trustee U/A 2/10/56 FBO Michael E. Patterson, Brandywine Trust Company, Trustee U/A 2/10/56 FBO Robert E. Patterson, Brandywine Trust Company, Trustee U/A 2/10/56 David C. Patterson, Brandywine Trust Company, Trustee U/A 2/10/56 FBO Thomas H.C. Patterson, Brandywine Trust Company, Trustee U/A 12/15/95 FBO Eloise C. Patterson, Brandywine Trust Company, Trustee U/A 12/15/95 FBO David G. Patterson, Brandywine Trust Company, Trustee U/A 12/15/95 FBO Daphne D. Patterson, Michael E. Patterson & Elena C. Patterson, Trustees U/A 9/6/90 FBO Anne H. Patterson, Michael E. Patterson & Elena C. Patterson, Trustees U/A 9/6/90 FBO Elena A. Patterson, Michael E. Patterson & Elena C. Patterson, Trustees U/A 3/12/92 FBO Michael E. Patterson, Jr., Cesary Pasiuk and Kaplan, Choate Management Inc. is c/o Kaplan Choate & Co., 880 Third Avenue, New York, NY 10022.

     The business address of UMB Bank, Trustee of the Brobeck, Phleger & Harrison Retirement Savings Plan for the benefit of Gari L. Cheever is 1010 Grand, P.O. Box 419226, Kansas City, MO 64141-6226.

     The business address of each of John A. Beletic, John D. Beletic, John D. Beletic as Custodian for Allison C. Beletic, Vick T. Cox, Frances W. Hopkins, Sandra D. Neal, Richard S. Nelson, Mary Jo Hernandez Sabeti, Gari L. Cheever, G. Clay Myers, Douglas S. Glen, Lawrence H. Wecsler, Douglas H. Kramp, Paul L. Turner, Jack D. Hanson, Thomas C. Keys and Todd A. Bergwall is 3333 Lee Parkway, Suite 100, Dallas, Texas 75219.

     The business address for Carol W. Dickson is Brinks Home Security, 8880 Esters Blvd., Irving, TX 75063. The business address for Walter F. Loeb is Loeb Associates Inc., P.O. Box 1155, New York, NY 10018. The business address for Roger Linquist is General Wireless, Inc., 8144 Walnut Hill Lane, Suite 600, Dallas, TX 75231. The business address for Kenneth L. Hilton is Excel Communications, Inc., 8750 North Central Expressway, Suite 2000, Dallas, TX 75231.




Item 2(c).  Citizenship.

     Each of the persons filing this statement is a United States citizen, a corporation or limited partnership organized under the laws of a state of the United States or a trust created or governed under the laws of a state of the United States, except as noted below.

     Morgan Stanley Venture Capital Fund II, C.V. is a commanditaire venootschaap (i.e. a limited partnership) organized under the laws of Netherlands Antilles.

     Each of The Toronto-Dominion Bank and TD Capital Group Ltd. is a corporation organized under the Canadian laws. Leadership Investments Ltd. is incorporated under the laws of the British Virgin Islands. Empresas La Moderna, S.A. de C.V., Seguros Comercial America, S.A. de C.V., and Conjunto Administrativo Integral, S.A. de C.V. are incorporated under the laws of the United Mexican States. The citizenship of Mr. Alfonso Romo Garza is United Mexican States.

Item 2(d).  Title of Class of Securities.

     This statement relates to the Company's Class A Convertible Common Stock, par value $0.0001 per share (the "Class A Common Stock").

Item 2(e).  CUSIP Number.

     69553J104

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:


     (a)   |_|   Broker or dealer registered under Section 15 of the Act,

     (b)   |_|   Bank as defined in Section 3(a)(6) of the Act,


     (c)   |_|   Insurance Company as defined in Section 3(a)(19) of the Act,


     (d)   |_|   Investment Company registered under Section 8 of the
                 Investment Company Act,

     (e)   |_|   Investment Adviser registered under Section 203 of the
                 Investment Advisers Act of 1940,

     (f)   |_|   Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F),

     (g)   |_|   Parent Holding Company, in accordance with Section 240.13d-1(b)
                 (1)(ii)(G) (Note: See Item 7),

     (h)   |_|   Group, in accordance with Section 240.13d-1(b)(1)(ii)(H).

Item 4.  Ownership.

     (a), (b) and (c)

     Certain stockholders of the Company and the Company are parties to the Amended and Restated Agreement Among Certain Stockholders dated as of May 10, 1996 (the "Stockholders Agreement"). Certain of the parties to the Stockholders Agreement and certain of their affiliates are filing this Schedule 13G jointly. Some of the shares of the Company's Class A Common Stock covered by this statement are subject to the Stockholders Agreement, which contains provisions regarding, among other things, restrictions on voting of the Company's Class A Common Stock and certain agreements as to sales or other dispositions of Class A Common Stock.

     Certain provisions of the Stockholders Agreement, such as the restrictions on transferability, have lapsed since the date on which the Schedule 13G was filed. The voting agreement provisions of the Stockholders Agreement (the "Voting Agreement"), however, remain in effect. As a result, only those stockholders who are party to the Voting Agreement (the "Voting Parties"), and certain of their affiliates, may be deemed to be members of a "group" for the purposes of Sections 13(d) or 13(g) of the Exchange Act. For a list of those stockholders who are no longer deemed to be members of that "group", see Item 5.

     The filing of this statement should not be construed as an admission by any person that such person is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by this statement, other than the securities set forth opposite such person's name in the table below. The table below indicates beneficial ownership of Class A Common Stock as of December 31, 1997:


                                                       Beneficial
                                                       Ownership
                                                      at 12/31/97       % at
                                                        (shares)    12/31/97(1)
                                                        --------    -----------


The Morgan Stanley Leveraged Equity Fund II, L.P. ...... 8,476,518        24.8
Morgan Stanley Leveraged Equity Fund II, Inc.(2) ....... 8,476,518        24.8
Morgan Stanley, Dean Witter, Discover & Co.(3) .........16,991,140        49.8
Morgan Stanley Capital Partners III, L.P. .............. 5,072,672        14.9
MSCP III, L.P.(2) ...................................... 5,334,780        15.6
Morgan Stanley Capital Partners III, Inc.(2) ........... 5,334,780        15.6
Morgan Stanley Capital Investors, L.P. .................   172,569         0.5
MSCP III 892 Investors, L.P. ...........................    89,539         0.3
Morgan Stanley Venture Capital Fund II, L.P. ...........   372,662         1.1
Morgan Stanley Venture Partners, II, L.P.(2) ...........   580,611         1.7
Morgan Stanley Venture Capital II, Inc.(2) .............   580,611         1.7
Morgan Stanley Venture Capital Fund, L.P. .............. 2,154,071         6.3
Morgan Stanley Venture Partners L.P.(2) ................ 2,154,071         6.3
Morgan Stanley Venture Capital Inc.(2) ................. 2,154,071         6.3
Morgan Stanley Venture Capital Fund II, C.V ............   100,826         0.3
Morgan Stanley Venture Investors, L.P. .................   107,123         0.3
Accel Telecom L.P. ..................................... 1,542,300         4.5
Accel Investors '89 L.P. ...............................    91,500         0.3
Accel III L.P. ......................................... 1,416,200         4.2
Accel III Associates L.P.(4) ........................... 1,416,200         4.2
Accel Telecom Associates L.P.(4) ....................... 1,542,300         4.5
Arthur C. Patterson(4) ................................. 3,050,000         8.9
James R. Swartz(4) ..................................... 3,050,000         8.9
Swartz Family Partnership(4) ........................... 2,958,500         8.7
Paul H. Klingenstein(4) ................................ 1,507,700         4.4
James W. Breyer(4) ..................................... 2,958,500         8.7
Donald A. Gooding(4) ................................... 1,416,200         4.2
G. Carter Sednaoui(4) .................................. 1,416,200         4.2
Conjunto Administrativo Integral, S.A. de C.V.(5)....... 1,285,715         3.8
Empresas La Moderna, S.A. de C.V.(6) ...................   857,142         2.5
Alfonso Romo Garza(7) .................................. 2,142,857         6.3
TD Capital Group Ltd. ..................................   142,857         0.4
The Toronto-Dominion Bank(8) ...........................   142,857         0.4
Ellmore C. Patterson ...................................     7,142         0.02
Anne H. Patterson ......................................     5,714         0.02
Brandywine Trust Company, et. al, Trustees
   u/a 5/4/56 FBO Jane C. Beck .........................     4,714         0.01
Brandywine Trust Company, Trustee u/a 2/10/56
   FBO Michael E. Patterson ............................     1,428         0.004
Brandywine Trust  Company, Trustee  u/a 2/10/56
   FBO Robert E. Patterson .............................     2,715         0.008
Brandywine Trust  Company, Trustee  u/a 2/10/56
   FBO David C. Patterson ..............................     1,428         0.004
Brandywine Trust  Company, Trustee  u/a 2/10/56
   FBO Thomas H.C. Patterson ...........................     1,428         0.004
Brandywine Trust  Company, Trustee  u/a 12/15/95
   FBO Eloise C. Patterson .............................       429         0.001
Brandywine Trust  Company, Trustee  u/a 12/15/95
   FBO David G. Patterson ..............................       429         0.001
Brandywine Trust  Company, Trustee  u/a 12/15/95
   FBO Daphne D. Patterson .............................       429         0.001
Michael E. Patterson  & Elena C. Patterson,
   Trustees u/a 9/6/90 FBO Anne H. Patterson ...........       429         0.001
Michael E. Patterson  & Elena C. Patterson,
   Trustees u/a 9/6/90 FBO Elena A. Patterson ..........       429         0.001
Michael E. Patterson  & Elena C. Patterson,
   Trustees u/a 3/12/92 FBO Michael E. Patterson, Jr. ..       429         0.001
Kaplan, Choate  Management Inc.(9) .....................    27,143         0.08
John D. Beletic ........................................   535,405         1.6


(1) Based on 34,115,157 shares of Class A Common Stock outstanding as of December 31, 1997 as reported to the Reporting Parties herein by the Company.

(2) The sole general partner of MSLEF II is Morgan Stanley Leveraged Equity Fund II, Inc., a wholly-owned subsidiary of Morgan Stanley, Dean Witter, Discover & Co. ("MSDWD"). The general partner of each of Morgan Stanley Capital Partners III, L.P., Morgan Stanley Capital Investors, L.P. and MSCP III 892 Investors, L.P. is MSCP III, L.P. The general partner of MSCP III, L.P. is Morgan Stanley Capital Partners III, Inc., also a wholly-owned subsidiary of MSDWD.

     The general partner of each of Morgan Stanley Venture Capital Fund II, L.P., Morgan Stanley Venture Capital Fund II, C.V. and Morgan Stanley Venture Investors, L.P. is Morgan Stanley Venture Partners II, L.P. The managing general partner of Morgan Stanley Venture Partners II, L.P. is Morgan Stanley Venture Capital II, Inc., a wholly-owned subsidiary of MSDWD.

     The general partner of Morgan Stanley Venture Capital Fund, L.P. is Morgan Stanley Venture Partners, L.P. The managing general partner of Morgan Stanley Venture Capital Fund, L.P. is Morgan Stanley Venture Capital Inc., a wholly-owned subsidiary of MSDWD.

(3) Includes shares of Class A Common Stock beneficially owned by The Morgan Stanley Leveraged Equity Fund II, L.P., Morgan Stanley Capital Partners III, L.P., Morgan Stanley Capital Investors, L.P., MSCP III 892 Investors, L.P., Morgan Stanley Venture Capital Fund II, L.P., Morgan Stanley Venture Capital Fund, L.P., Morgan Stanley Venture Capital Fund II, C.V., Morgan Stanley Venture Investors, L.P. (all such shares are subject to the Stockholders Agreement) and Morgan Stanley & Co. Incorporated (which shares are not subject to the Stockholders Agreement). MSDWD may be deemed to have shared voting and dispositive power with respect to any shares of Class A Common Stock beneficially held by each of the entities listed in the preceding sentence. MSDWD is the successor to Morgan Stanley Group Inc. and is the result of the merger on May 30, 1997 of Morgan Stanley Group
     Inc. and Dean Witter, Discover & Co.

(4) The general partner of Accel Telecom L.P. is Accel Telecom Associates, L.P. The general partner of Accel III L.P. is Accel III Associates L.P. In addition, the general partners of Accel Telecom Associates L.P. are Messrs. Arthur C. Patterson, James R. Swartz, James W. Breyer and Swartz Family Partnership L.P. The general partners of Accel III Associates L.P. are Messrs. Arthur C. Patterson, James R. Swartz, James W. Breyer, Paul H. Klingenstein, Donald A. Gooding, G. Carter Sednaoui and Swartz Family Partnership L.P. The general partners of Accel Investors '89 L.P. are Messrs. Arthur C. Patterson, James R. Swartz and Paul H.
     Klingenstein.

(5) On March 24, 1997, Leadership Investments Ltd. transferred its 1,285,715 shares of Class A Common Stock of the Company to Conjunto Administrativo Integral, S.A. de C.V.

(6) On December 26, 1997, Seguros Comercial America, S.A. de C.V. transferred its 428,571 shares of Class A Common Stock of the Company to Empresas La Moderna, S.A. de C.V.

(7) Mr. Alfonso Romo Garza is the controlling shareholder of each of Leadership Investments Ltd., Empresas la Moderna, S.A. de C.V., Seguros Commercial America, S.A. de C.V. and Conjunto Administrativo Integral, S.A. de C.V.

(8)  TD Capital Group Ltd. is wholly owned by The Toronto-Dominion Bank.

(9) Kaplan, Choate Management Inc. serves as the investment manager for each of Ellmore C. Patterson, Anne H. Patterson, Brandywine Trust Company, et. al, Trustees U/A 5/4/56 FBO Jane C. Beck, Brandywine Trust Company, Trustee U/A 2/10/56 FBO Michael E. Patterson, Brandywine Trust Company, Trustee U/A 2/10/56 FBO Robert E. Patterson, Brandywine Trust Company, Trustee U/A 2/10/56 FBO David C. Patterson, Brandywine Trust Company, Trustee U/A 2/10/56 FBO Thomas H.C. Patterson, Brandywine Trust Company, Trustee U/A 12/15/95 FBO Eloise C. Patterson, Brandywine Trust Company, Trustee U/A 12/15/95 FBO David G. Patterson, Brandywine Trust Company, Trustee U/A 12/15/95 FBO Daphne D. Patterson, Michael E. Patterson & Elena C. Patterson, Trustees U/A 9/6/90 FBO Anne H. Patterson, Michael E. Patterson & Elena C. Patterson, Trustees U/A 9/6/90 FBO Elena A. Patterson, and Michael E. Patterson & Elena C. Patterson, Trustees U/A 3/12/92 FBO Michael
     E. Patterson, Jr. Beneficial ownership by Kaplan, Choate Management Inc. is disclaimed.

Item 5.   Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |X|

As described in Item 4 above, the following stockholders are no longer deemed to be members of a "group" for the purposes of Section 13 of the Exchange Act:


                                                        Beneficial
                                                        Ownership
                                                       at 12/31/97      % at
                                                         (shares)    12/31/97(1)
                                                       ----------    -----------


First Plaza Group Trust ...............................  3,214,286         9.4
General Motors Investment Management Corporation(2) ...  3,214,286         9.4
UMB Bank, Trustee of the  Brobeck,
  Phleger &  Harrison Retirement  Savings
   Plan for the  benefit of Gari L. Cheever(1) ........      3,068         0.009
Roger Linquist ........................................  1,525,000         4.5
John A. Beletic .......................................      7,669         0.02
John D. Beletic as  Custodian for
   Allison C. Beletic .................................      3,534         0.01
Walter F. Loeb ........................................      6,135         0.02
Vick T. Cox ...........................................     42,901         0.1
Frances W. Hopkins ....................................     75,817         0.2
Sandra D. Neal ........................................     90,567         0.3
Richard S. Nelson .....................................     70,901         0.2
Mary Jo Hernandez  Sabeti .............................     35,318         0.1
Gari L. Cheever .......................................      3,068         0.01
G. Clay Myers .........................................     73,986         0.2
Kenneth L. Hilton .....................................     83,583         0.2
Homer L. Huddleston(3) ................................     44,416         0.1
Douglas S. Glen .......................................     89,749         0.3
Carol W. Dickson ......................................      5,000         0.02
Lawrence H. Wecsler ...................................     61,166         0.2
Douglas H. Kramp ......................................     74,082         0.2
Paul L. Turner ........................................     38,832         0.1
Jack D. Hanson ........................................     31,331         0.1
Thomas C. Keys ........................................     21,016         0.1
Todd A. Bergwall ......................................     14,999         0.04
Cezary Pasiuk .........................................      1,428         0.004

(1) UMB Bank is the Trustee of the Brobeck, Phleger & Harrison Retirement Savings Plan for the benefit of Gari L. Cheever. Because of the Trustee's limited role, beneficial ownership by the Trustee is disclaimed.

(2) Mellon Bank, N.A., acts as the trustee (the "Trustee") for First Plaza Group Trust, a trust under and for the benefit of certain employee benefit plans of General Motors Corporation and its subsidiaries. The 3,214,286 shares of Class A Common Stock held by the Trustee may be deemed to be beneficially owned by General Motors Investment Management Corporation ("GMIMCo"), a wholly-owned subsidiary of General Motors Corporation. GMIMCo is serving as First Plaza Group Trust's investment manager with respect to the 3,214,286 shares of Class A Common Stock held by the Trustee and in that capacity has sole power to direct the Trustee as to voting and disposition of such shares. Because of the Trustee's limited role, beneficial ownership by the Trustee is disclaimed.

(3)   Homer Huddleston passed away in January 1998.

      Although Seguros Comercial America, S.A. de C.V. is a Voting Party, it is no longer a stockholder of the Company, having transferred its 428,571 shares to Empresas La Moderna, S.A. de C.V. on December 26, 1997.

      Although Leadership Investments Ltd. is a Voting Party, it is no longer a stockholder of the Company, having transferred its 1,285,715 shares to Conjunto Administrativo Integral, S.A. de C.V. on March 24, 1997.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.    Identification and Classification of Members of the Group.

See Exhibit 1.

Item 9.    Notice of Dissolution of Group.

See Item 5.

Item 10.   Certification.

Not applicable.

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 17, 1998



                                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.
                                  THE MORGAN STANLEY LEVERAGED EQUITY FUND II,
                                   L.P.
                                  MORGAN STANLEY LEVERAGED EQUITY FUND II, INC. MORGAN STANLEY CAPITAL PARTNERS III, L.P.
                                  MSCP III, L.P.
                                  MORGAN STANLEY CAPITAL PARTNERS III, INC.
                                  MORGAN STANLEY CAPITAL INVESTORS, L.P.
                                  MSCP III 892 INVESTORS, L.P.
                                  MORGAN STANLEY VENTURE CAPITAL FUND II, L.P.
                                  MORGAN STANLEY VENTURE PARTNERS II, L.P.
                                  MORGAN STANLEY VENTURE CAPITAL II, INC.
                                  MORGAN STANLEY VENTURE CAPITAL FUND, L.P.
                                  MORGAN STANLEY VENTURE PARTNERS L.P.
                                  MORGAN STANLEY VENTURE CAPITAL INC.
                                  MORGAN STANLEY VENTURE CAPITAL FUND II, C.V.
                                  MORGAN STANLEY VENTURE INVESTORS, L.P.
                                  FIRST PLAZA GROUP TRUST
                                  GENERAL MOTORS INVESTMENT MANAGEMENT
                                     CORPORATION
                                  ACCEL TELECOM L.P.
                                  ACCEL INVESTORS '89 L.P.
                                  ACCEL III L.P.
                                  ACCEL III ASSOCIATES L.P.
                                  ACCEL TELECOM ASSOCIATES L.P.
                                  ARTHUR C. PATTERSON
                                  JAMES R. SWARTZ
                                  SWARTZ FAMILY PARTNERSHIP
                                  PAUL H. KLINGENSTEIN
                                  JAMES W. BREYER
                                  DONALD A. GOODING
                                  G. CARTER SEDNAOUI
                                  LEADERSHIP INVESTMENTS LTD.
                                  CONJUNTO ADMINISTRATIVO INTEGRAL, S.A. DE C.V. EMPRESAS LA MODERNA, S.A. DE C.V.
                                  SEGUROS COMERCIAL AMERICA, S.A. DE C.V.
                                  ALFONSO ROMO GARZA
                                  TD CAPITAL GROUP LTD.
                                  THE TORONTO-DOMINION BANK
                                  ELLMORE C. PATTERSON
                                  ANNE H. PATTERSON
                                  CEZARY PASIUK
                                  BRANDYWINE TRUST COMPANY, ET. AL,
                                    TRUSTEES U/A 5/4/56 FBO JANE C. BECK
                                  BRANDYWINE TRUST COMPANY, TRUSTEE U/A
                                    2/10/56 FBO MICHAEL E. PATTERSON
                                  BRANDYWINE TRUST COMPANY, TRUSTEE U/A
                                    2/10/56 FBO ROBERT E. PATTERSON
                                  BRANDYWINE TRUST COMPANY, TRUSTEE U/A
                                    2/10/56 FBO DAVID C. PATTERSON
                                  BRANDYWINE TRUST COMPANY, TRUSTEE U/A
                                    2/10/56 FBO THOMAS H.C. PATTERSON
                                  BRANDYWINE TRUST COMPANY, TRUSTEE U/A
                                    12/15/95 FBO ELOISE C. PATTERSON
                                  BRANDYWINE TRUST COMPANY, TRUSTEE U/A
                                    12/15/95 FBO DAVID G. PATTERSON
                                  BRANDYWINE TRUST COMPANY, TRUSTEE U/A
                                    12/15/95 FBO DAPHNE D. PATTERSON
                                  MICHAEL E. PATTERSON & ELENA C.
                                    PATTERSON, TRUSTEES U/A 9/6/90 FBO
                                    ANNE H. PATTERSON
                                  MICHAEL E. PATTERSON & ELENA C.
                                    PATTERSON, TRUSTEES U/A 9/6/90 FBO
                                    ELENA A. PATTERSON
                                  MICHAEL E. PATTERSON & ELENA C.
                                    PATTERSON, TRUSTEES U/A 3/12/92
                                    FBO MICHAEL E. PATTERSON, JR.
                                  KAPLAN, CHOATE MANAGEMENT, INC.
                                  UMB BANK, TRUSTEE OF THE BROBECK,
                                    PHLEGER & HARRISON RETIREMENT
                                    SAVINGS PLAN FOR THE BENEFIT OF GARI L.
                                    CHEEVER
                                  Roger Linquist
                                  John A. Beletic
                                  John D. Beletic
                                  John D. Beletic as Custodian for Allison C.
                                    Beletic
                                  Walter F. Loeb
                                  Vick T. Cox
                                  Frances W. Hopkins
                                  Sandra D. Neal
                                  Richard S. Nelson
                                  Mary Jo Hernandez Sabeti
                                  Gari L. Cheever
                                  G. Clay Myers
                                  Kenneth L. Hilton
                                  Homer L. Huddleston
                                  Douglas S. Glen
                                  Carol W. Dickson
                                  Lawrence H. Wecsler
                                  Douglas H. Kramp
                                  Paul L. Turner
                                  Jack D. Hanson
                                  Thomas C. Keys
                                  Todd A. Bergwall



                                  By:    /s/ Peter Vogelsang
                                     -------------------------------------
                                      Name:   Peter Vogelsang
                                      Title:  Power of Attorney*


Attention. Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).



----------------
   * The grant of Power of Attorney to Peter Vogelsang is incorporated herein by reference to Schedule 13G filed by the Reporting Persons on February 14, 1997. See Exhibits 2, 3 and 4 thereto. A Power of Attorney for Conjunto Administrativo Integral, S.A. de C.V. is filed herewith as Exhibit 2.

                                                    Exhibit Index

Exhibit 1 - Group Members......................................................
Exhibit 2 - Power of Attorney of Conjunto Administrativo Integral, S.A., C.V...